UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)           January 31, 2019

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd., Seminole, Florida (Address of principal executive offices)		33772 (Zip Code)

Registrant's telephone number including area code: (727) 397-9611

Superior Group of Companies, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 31, 2019, the Board of Directors (the “Board”) of Superior Group of Companies, Inc. (the “Company”) appointed Venita Fields to its Board effective immediately, to serve until the Company’s 2019 Annual Meeting of Shareholders. Ms. Fields also will serve on the Audit Committee of the Board.

Ms. Fields is a partner and a member of the investment committee of Pelham S2K Managers, LLC, having served in those capacities since 2016. In those roles, she is responsible for evaluating and funding potential investment opportunities in privately held middle market companies. Ms. Fields previously was with Smith Whiley & Company from 1998-2015, during which she served as a Senior Managing Director and Partner from 2004-2015; Bank of America from 1989-1998, during which she served as a Senior Vice President from 1991-1998; Citicorp North America from 1984-1989, where she managed an investments origination team; and Continental Illinois National Bank in Chicago from 1980-1984. She currently is a director of Derry Enterprises, Inc. (dba Field Fastener Supply Company), a distribution company located in Rockford, IL, a director of Lifespace Communities, Inc., an owner/operator of senior living communities, and a Board President (Emeritus) of ACG Chicago, a group of more than 1,000 professionals in the fields of senior lending, investment banking, private equity, and private debt. Ms. Fields holds a B.A. degree from Northwestern University and a Masters of Management degree from the J.L. Kellogg Graduate School of Management.

In connection with her appointment, Ms. Fields will be eligible to participate in the Company’s 2013 Incentive Stock and Awards Plan (the “Plan”), and to receive compensation for her service on the Board and any committees, on the same terms as the Company’s other non-management directors.

(e) On January 31, 2019, the Company’s Board of Directors granted restricted stock awards to the Company’s Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, and a performance shares award to the Company’s Sr. Vice President, General Counsel & Secretary, each under the terms of the Plan. The restricted stock awards for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer will vest on January 31, 2022 and the performance shares award for the Sr. Vice President, General Counsel & Secretary will vest on January 31, 2024, provided the respective officer remains continuously employed with the Company through that date. The awards are designed, in combination with pre-existing forms of compensation, to incentivize the Company’s executive officers to remain employed with the Company for an extended period of time and to further align the interests of the Company’s executive officers with those of the Company’s shareholders.

Details of awards made to each officer are set forth below:

Officer	Title	Stock Award
Michael Benstock	Chief Executive Officer	23,354 (1)
Andrew D. Demott, Jr.	Chief Operating Officer	7,034 (1)
Michael J. Attinella	Chief Financial Officer	8,441 (1)
Jordan M. Alpert	Sr. Vice President, General Counsel & Secretary	5,627 (2)

(1) Vests after three years, provided the officer remains continuously employed with the Company through that date.

(2) Vests after five years, provided the officer remains continuously employed with the Company through that date.

In addition, on January 31, 2019, the Company’s Board of Directors granted options to purchase common stock and stock appreciation rights to its officers under the Plan, materially consistent with the previously disclosed terms of such awards.

The foregoing description of the restricted stock awards is qualified in its entirety by the terms of the awards set forth in the Restricted Stock Agreement, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on February 13, 2014 and is incorporated herein by reference.  The foregoing description of the performance shares award is qualified in its entirety by the terms of the award set forth in the Performance Shares Agreement, the form of which was filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of the Company, dated February 4, 2019

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR GROUP OF COMPANIES, INC. By: /s/ Michael J. Attinella Name: Michael J. Attinella Title: Chief Financial Officer and Treasurer
Date: February 6, 2019